Exhibit 99.1

VALUECLICK COMPLETES SALE OF
OWNED & OPERATED WEBSITES SEGMENT

Westlake Village, CA - January 16, 2014 - ValueClick, Inc. (NASDAQ: VCLK) today announced that it has completed the sale of 100 percent of its Owned & Operated Websites (O&O) segment in accordance with the definitive agreement previously announced by ValueClick on December 9, 2013.

About ValueClick

ValueClick, Inc. (Nasdaq: VCLK) is the leader in personalized digital marketing. Combining the strengths of ValueClick Media, Commission Junction, Mediaplex, Greystripe and Dotomi, ValueClick helps the world's biggest companies grow by creating personalized experiences that deliver higher returns for brands and greater satisfaction for people. We offer a fully integrated personalization platform, personalized media programs and the world's largest affiliate marketing network - all fueled by a deep understanding of what motivates people to engage, connect and buy. For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the risk that market demand for on-line advertising in general, and performance based on-line advertising in particular, will not grow as rapidly as predicted, and the risk that legislation and governmental regulation could negatively impact the Company's performance. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including, but not limited to: its annual report on Form 10-K filed on February 27, 2013; recent quarterly reports on Form 10-Q; and other current reports on Form 8-K.

Contact:

ValueClick, Inc.
Erik Randerson, CFA
818-575-4540
eranderson@valueclick.com